Goodwin Procter LLP Counsellors at Law Three Embarcadero Center, 24th Floor San Francisco, CA 94111	T: 415.733.6000 F: 415.677.9041 Goodwinprocter.com

Exhibit 5.1

August 13, 2009

Arrowhead Research Corporation

201 South Lake Avenue, Suite 703

Pasadena, CA 91101

Re:	Securities Being Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Arrowhead Research Corporation, a Delaware corporation (the “Company”) of the resale of up to 9,196,642 shares of the Company’s common stock, $0.001 par value per share (the “Shares”) issued in a private placement that closed in two tranches, on July 17, 2009 and August 6, 2009, respectively.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and that the Shares are validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP